EXHIBIT 99.2

Contact:	Robert J. Medlock Executive Vice President & Chief Financial Officer (281) 897-7788

NCI BUILDING SYSTEMS ELECTS JOHN K. STERLING TO
BOARD OF DIRECTORS

HOUSTON (October 27, 2004) — NCI Building Systems, Inc. (NYSE: NCS) today announced that John K. Sterling has been elected as the ninth member of the Company’s Board of Directors. Since May 2004, Mr. Sterling has been Executive Vice President — Corporate Development of eiStream, Inc., a provider of enterprise-wide, business process management and analytics software solutions. Previously, he practiced corporate law for 36 years with Gardere Wynne Sewell, LLP, where he was a General Partner from 1975 through his retirement from the firm in May 2004. Specializing in financial transactions and mergers and acquisitions, Mr. Sterling was involved in over 160 transactions, while also serving at various times on the firm’s management board and as the head of its corporate practice. After his retirement from Gardere until recently, Mr. Sterling also served in an of counsel role to that firm.

     Commenting on the announcement, A.R. Ginn, Chairman and Chief Executive Officer, said, “John Sterling has proven a tremendous resource for NCI through his many years as our lead outside counsel at Gardere Wynne Sewell. In addition to his in-depth understanding of NCI’s business model, its operating and growth strategies and its industry environment, his counsel has also always reflected his very broad expertise developed though working with a wide array of businesses and transactions. As a result, we are pleased to add him to our Board of Directors as our seventh independent director of a nine-member board. His selection is a further demonstration of our commitment to building the industry’s best management organization.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, and actual performance of the Company may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute on the Company’s acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect the Company’s financial position and results of operations are described in further detail in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9875